UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2012

The Hillshire Brands Company

(Exact name of registrant as specified in charter)

Maryland	1-3344	36-2089049
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 South Jefferson Street, Chicago, Illinois 60607

(Address of principal executive offices)

Registrant’s telephone number, including area code: (312) 614-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 18, 2012, The Hillshire Brands Company, a Maryland corporation (“Hillshire Brands”), announced that it had entered into a Share Sale Agreement, dated as of December 19, 2012 (the “Sale Agreement”), with Sara Lee Group (Australia) Pty Ltd, a company registered in Australia and a wholly owned subsidiary of Hillshire Brands (“SLGA”), Saramar, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Hillshire Brands (“Saramar”), McCain Foods (Aust) Pty Ltd, a company registered in Australia (“Purchaser”), and McCain UK H2 Limited, an affiliate of Purchaser (“IP Purchaser”). Pursuant to the Sale Agreement, SLGA has agreed to sell all of the shares of Kitchens of Sara Lee Pty Ltd (“KOSL”) to Purchaser and Hillshire Brands has agreed to guarantee the obligations and liabilities of its subsidiaries under the Sale Agreement and the IP Agreements (as defined below). The total purchase price under the Sale Agreement and the IP Agreements is AUS$82 million in cash, subject to adjustment, depending on KOSL’s working capital, net debt and certain other items. In its reports filed with the United States Securities and Exchange Commission, Hillshire Brands reports the business conducted by KOSL as the Australian Bakery business.

In connection with the transaction, Hillshire Brands, certain subsidiaries of Hillshire Brands (including Saramar) and IP Purchaser will enter into various agreements (the “IP Agreements”) related to intellectual property used in KOSL’s Australian Bakery business, including perpetual and exclusive rights to use “Sara Lee” trademarks in the Asia-Pacific region.

The Sale Agreement contains customary representations and warranties, covenants and indemnification obligations. SLGA’s liability for claims in respect of title and authority, tax and certain other specified matters is limited to the total purchase price under the Sale Agreement and the IP Agreements. SLGA’s liability for all other claims for breach of any warranty under the Sale Agreement and the IP Agreements is limited to 20% of such amount. Tax and environmental claims may be made within five years following the date on which the closing of the transaction occurs (the “Closing Date”), except that certain contamination claims must be made within three years after the Closing Date. Claims for certain other specified matters must be made within 30 months after the Closing Date. All other claims for breach of any warranty under the Sale Agreement or the IP Agreements must be made within 24 months after the Closing Date.

The consummation of the transaction is subject to obtaining approval from the Australian Competition and Consumer Commission (the “ACCC Approval”) and the implementation of certain steps with respect to the intellectual property license arrangements described above (the “IP Condition”). If the ACCC Approval has not been satisfied or waived on or prior to 10 weeks and 2 days after signing (unless extended by Purchaser for an additional four weeks) (such date, as extended (if applicable), the “Condition Date”), SLGA or Purchaser may either (a) extend the Condition Date by no more than one month or (b) terminate the Sale Agreement. If Purchaser has breached its obligations to use reasonable endeavors to obtain the ACCC Approval and has failed to obtain the ACCC Approval, but the IP Condition has been satisfied or waived and SLGA is otherwise ready and willing to consummate the transactions contemplated by the Sale Agreement, Purchaser is obligated to pay SLGA a fee of AUS$5 million.

Item 8.01	Other Events.

A copy of the press release announcing Hillshire Brands’ entry into the Sale Agreement is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99	Press release dated December 18, 2012

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2012

The Hillshire Brands Company
(Registrant)

By:	/s/ Kent Magill
Executive Vice President, General Counsel and
Corporate Secretary

Exhibits

Exhibit	99 Press release dated December 18, 2012